Exhibit 5.1

Universe Pharmaceuticals INC Vistra (Cayman) Limited Grand Pavillion Hibiscus Way Grand Cayman Cayman Islands	D +1 345 815 1877
E bradley.kruger@ogier.com

Reference: 427205.00001/BKR/TTU

12 December 2024

Universe Pharmaceuticals INC (the Company)

We have been requested to provide you with an opinion on matters of Cayman Islands law in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933 (the Act), as amended, (including its exhibits, the Registration Statement) related to the registration of up to up to 37,500,000 ordinary shares of par value US$0.28125 each (Ordinary Shares), consisting of:

(a)	388,000 Ordinary Shares (the Offered Shares);

(b)	18,750,000 Ordinary Shares (the PF Warrant Shares) issuable upon exercise of warrants to acquire Ordinary Shares to be issued by the Company (the Investor Warrants) pursuant to the terms of the Securities Purchase Agreement (as defined in Schedule 1) and in the form set out in Exhibit A to the Securities Purchase Agreement (the Investor Warrant Document); and

(c)	18,362,000 Ordinary Shares (the PF Warrant Shares, and together with the PF Warrant Shares, the Warrant Shares) issuable upon exercise of pre-funded warrants to acquire Ordinary Shares to be issued by the Company (the Pre-funded Warrants, and together with the Investor Warrants, the Warrants) pursuant to the terms of the Securities Purchase Agreement and in the form set out in Exhibit B to the Securities Purchase Agreement (the PF Warrant Document, and together with the Investor Warrant Document, the Warrant Documents).

This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

Ogier (Cayman) LLP 89 Nexus Way Camana Bay Grand Cayman, KY1-9009 Cayman Islands T +1 345 949 9876 F +1 345 949 9877 ogier.com	A list of Partners may be inspected on our website

Universe Pharmaceuticals INC

12 December 2024

A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined copies of the documents listed in Part B of Schedule 1 (the Documents). In addition, we have examined the corporate and other documents and conducted the searches listed in Part A of Schedule 1. We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in Schedule 2 without having carried out any independent investigation or verification in respect of those assumptions.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 3 and the limitations set forth below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies of the Cayman Islands (the Registrar).

Issuance of Offered Shares

(b)	The Offered Shares have been duly authorised and validly issued, fully paid and non-assessable.

Issuance of Warrant Shares

(c)	The Warrant Shares will be duly authorised and validly issued, fully paid and non-assessable when:

(i)	the board of directors of the Company (the Board) has taken all necessary corporate actions to approve the issuance and allotment of the Warrant Shares upon the exercise of the Warrants in accordance with the terms of the Documents;

(ii)	the terms of the Documents, as approved by the Board, have been satisfied and the consideration approved by the Board (being not less than the par value of the Warrant Shares) received; and

(iii)	valid entry has been made in the register of members of the Company reflecting such issuance of Warrant Shares, in each case in accordance with the Memorandum and Articles of Association (each as defined in Schedule 1).

Universe Pharmaceuticals INC

12 December 2024

4	Matters not covered

We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents or the Memorandum and Articles of Association to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Documents (or as to how the commercial terms of such documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Documents and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance, execution or performance of the Company’s obligations under the Documents will result in the breach of or infringe any other agreement, deed or document entered into by or binding on the Company.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Consent

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (as an exhibit to a Report of Foreign Private Issuer on Form 6-K that is incorporated by reference in the Registration Statement) and also consent to the reference to this firm in the Registration Statement under the headings “Enforceability of Civil Liabilities” and “Legal Matters”. In the giving of our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Ogier (Cayman) LLP

Ogier (Cayman) LLP

Universe Pharmaceuticals INC

12 December 2024

Schedule 1

Documents examined

Part A - Corporate and other documents

1	The Certificate of Incorporation of the Company dated 11 December 2019 issued by the Registrar.

2	The amended and restated memorandum of association of the Company adopted by special resolution passed on 27 September 2024 and unanimous written director resolutions passed on 28 October 2024, and made effective on 12 November 2024 (the Memorandum).

3	The amended and restated articles of association of the Company adopted by special resolution passed 23 September 2022 (the Articles of Association).

4	A Certificate of Good Standing dated 9 December 2024 (the Good Standing Certificate) issued by the Registrar in respect of the Company.

5	A certificate dated on the date hereof as to certain matters of fact signed by a director of the Company in the form annexed hereto (the Director’s Certificate), having attached to it a copy of the written resolutions of the directors of the Company passed on 6 December 2024 and 10 December 2024 (the Resolutions).

6	The Register of Writs at the office of the Clerk of Courts in the Cayman Islands as inspected by us on 12 December 2024 (the Register of Writs).

Part B - The Documents

7	The securities purchase agreement dated 6 December 2024 between the Company, Sabby Volatility Warrant Master Fund, Ltd., Anson Investments Master Fund LP and Anson East Master Fund LP for the sale and purchase of the Offered Shares and Warrants (the Securities Purchase Agreement).

8	The form of Investor Warrant Document.

9	The form of PF Warrant Document.

Universe Pharmaceuticals INC

12 December 2024

Schedule 2

Assumptions

Assumptions of general application

1	All original documents examined by us are authentic and complete.

2	All copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete.

3	All signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

4	Each of the Good Standing Certificate, the Director's Certificate, the Documents, and the Memorandum and Articles of Association examined by us is accurate and complete as at the date of this opinion.

5	Where any Document has been provided to us in draft or undated form, that Document has been executed by all parties in materially the form provided to us and, where we have been provided with successive drafts of a Document marked to show changes from a previous draft, all such changes have been accurately marked.

Status, authorisation and execution

6	Each of the parties to the Documents is duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws.

7	Any individuals who are parties to a Document or who sign or have signed documents or give information on which we rely, have the legal capacity under all relevant laws (including the laws of the Cayman Islands) to enter into and perform their obligations under such Documents, sign such documents and give such information.

8	Each Document has been duly authorised, executed and unconditionally delivered by or on behalf of all parties to it in accordance with all applicable laws.

9	The Warrant Documents, in substantially the form attached to the Securities Purchase Agreement as Exhibit A and Exhibit B, have been duly executed, countersigned, registered and delivered in accordance with the Securities Purchase Agreement and Resolutions.

10	In authorising the execution and delivery of the Documents by the Company, the exercise of its rights and performance of its obligations under the Documents, each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her.

Universe Pharmaceuticals INC

12 December 2024

11	Each Document has been duly executed and unconditionally delivered by the Company in the manner authorised in the Resolutions.

Enforceability

12	Each Document whose express choice of the laws of the jurisdiction to be the governing law of that Document (the Proper Law) is not Cayman Islands law is legal, valid, binding and enforceable against all relevant parties in accordance with its terms under its Proper Law and all other relevant laws.

13	If an obligation is to be performed in a jurisdiction outside the Cayman Islands, its performance will not be contrary to an official directive, impossible or illegal under the laws of that jurisdiction.

14	No moneys paid to or for the account of any party under a Document represent, or will represent, criminal property or terrorist property (as defined in the Proceeds of Crime Act (Revised) and the Terrorism Act (Revised) respectively). None of the parties to the Documents is acting or will act in relation to the transactions contemplated by the Documents, in a manner inconsistent with sanctions imposed by Cayman Islands authorities, or United Nations or United Kingdom sanctions or measures extended by statutory instrument to the Cayman Islands by order of His Majesty in Council.

15	None of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than the Cayman Islands. In particular, but without limitation to the previous sentence:

(a)	the laws or public policies of any jurisdiction other than the Cayman Islands will not adversely affect the capacity or authority of the Company; and

(b)	neither the execution or delivery of the Documents nor the exercise by any party to the Documents of its rights or the performance of its obligations under them contravene those laws or public policies.

16	There are no agreements, documents or arrangements (other than the documents expressly referred to in this opinion as having been examined by us) that materially affect or modify the Documents, Resolutions or the transactions contemplated by them or restrict the powers and authority of the Company in any way.

17	None of the transactions contemplated by the Documents or the Resolutions relate to any partnership interests, shares, voting rights in a Cayman Islands company, limited liability company, limited liability partnership, limited partnership, foundation company, exempted limited partnership, or any other person that may be prescribed in regulations from time to time (a Legal Person) or to the ultimate effective control over the management of a Legal Person that are/is subject to a restrictions notice issued pursuant to the Beneficial Ownership Transparency Act (Revised) of the Cayman Islands.

Universe Pharmaceuticals INC

12 December 2024

Share Issuance

18	The provisions of the Securities Purchase Agreement have been satisfied and payment of the consideration specified therein (being not less than the par value of the Offered Shares) has been made.

19	Valid entry has been made in the register of members of the Company reflecting the issuance of the Offered Shares, in each case in accordance with the Memorandum and Articles of Association and the Companies Act (Revised) of the Cayman Islands (the Companies Act).

20	The issue of any Ordinary Shares pursuant to the Documents at the time of issuance, whether as a principal issue or on the conversion, exchange or exercise of any Warrants, would or did not result in the Company exceeding its authorised share capital.

21	There are no circumstances or matters of fact existing which may properly form the basis for an application for an order for rectification of the register of members of the Company.

22	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Offered Shares, Warrants or Warrant Shares.

23	At the time of the exercise of the Warrants in accordance with their terms (the Exercise):

(a)	the Company will not have been struck off or placed in liquidation; and

(b)	the issue price for each Warrant Share issued upon Exercise will not be less than the par value of such Warrant Share.

Register of Writs

24	The Register of Writs constitutes a complete and accurate record of the proceedings affecting the Company before the Grand Court of the Cayman Islands as at the time we conducted our investigation of such register.

Universe Pharmaceuticals INC

12 December 2024

Schedule 3

Qualifications

Good Standing

1	Under the Companies Act annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

2	In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar. We have made no enquiries into the Company's good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

Limited liability

3	We are not aware of any Cayman Islands authority as to when the courts would set aside the limited liability of a shareholder in a Cayman Islands company. Our opinion on the subject is based on the Companies Act and English common law authorities, the latter of which are persuasive but not binding in the courts of the Cayman Islands. Under English authorities, circumstances in which a court would attribute personal liability to a shareholder are very limited, and include: (a) such shareholder expressly assuming direct liability (such as a guarantee); (b) the company acting as the agent of such shareholder; (c) the company being incorporated by or at the behest of such shareholder for the purpose of committing or furthering such shareholder’s fraud, or for a sham transaction otherwise carried out by such shareholder. In the absence of these circumstances, we are of the opinion that a Cayman Islands’ court would have no grounds to set aside the limited liability of a shareholder.

Non-Assessable

4	In this opinion, the phrase “non-assessable” means, with respect to the Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

Register of Writs

5	Our examination of the Register of Writs cannot conclusively reveal whether or not there is:

(a)	any current or pending litigation in the Cayman Islands against the Company; or

(b)	any application for the winding up or dissolution of the Company or the appointment of any liquidator, trustee in bankruptcy or restructuring officer in respect of the Company or any of its assets,

as notice of these matters might not be entered on the Register of Writs immediately or updated expeditiously or the court file associated with the matter or the matter itself may not be publicly available (for example, due to sealing orders having been made). Furthermore, we have not conducted a search of the summary court. Claims in the summary court are limited to a maximum of CI $20,000.